December 5, 2003

Reporters May Contact:

Eloise Hale, Bank of America Corporation, 704.387.0013

eloise.hale@bankofamerica.com

Bank of America Completes Kangaroo Offering

Sydney - Bank of America Corporation announced today that it has completed its inaugural Kangaroo notes offering of A$375 million (US$272 million equivalent) in non-callable notes to be issued in two separate series for sale in Australia, Asia and Europe.

These include:

    A$275 million in fixed rate senior notes due December 5, 2008
    A$100 million in floating rate senior notes due December 5, 2008

The fixed rate notes have a coupon interest rate of 6 1/2 percent per annum payable semi-annually in arrears on June 5 and December 5 with the first interest payment on June 5, 2004. The floating rate notes have a coupon interest rate of 3 month BBSW + 0.32 percent per annum paid quarterly in arrears on March 5, June 5, September 5 and December 5 with the first interest payment on March 5, 2004.

The issue will settle on December 5, 2003 and was Joint Lead Managed by BA Asia Limited, Commonwealth Bank of Australia and Westpac Banking Corporation. National Australia Bank was a Co-Manager to the issue. s

The issue was not registered under the U.S. Securities Act of 1933 and may not be offered or sold in the United States or to a U.S. person absent registration or an applicable exemption from registration.

Proceeds from the issue will be used for general corporate purposes.

Bank of America stock (ticker: BAC) is listed on the New York, Pacific, and London exchanges and certain shares are listed on the Tokyo Stock Exchange.

www.bankofamerica.com/newsroom

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